UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2014

RICE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36273	46-3785773
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

(Address of Principal Executive Offices)

(Zip Code)

(724) 746-6720

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On August 13, 2014, Rice Energy Inc., a Delaware corporation (the “Company”), NGP Rice Holdings LLC, a Delaware limited liability company (“NGP Holdings”) and Foundation PA Coal Company, LLC, a Delaware limited liability company (“Foundation,” and, together with NGP Holdings, the “Selling Stockholders”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co., as representative of the several underwriters named therein (the “Underwriters”), relating to the offer and sale of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) of an aggregate of 11,938,826 shares of Common Stock, including 7,500,000 shares of Common Stock issued and sold by the Company and 4,438,826 shares of Common Stock sold by the Selling Stockholders, at a price to the public of $27.30 per share ($26.27625 per share net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Selling Stockholders granted the Underwriters a 30-day option to purchase up to an aggregate of 1,790,824 additional shares of Common Stock held by the Selling Stockholders. The material terms of the Offering are described in the prospectus, dated August 13, 2014 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 14, 2014, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering has been registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-197266), initially filed by the Company on July 7, 2014.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Selling Stockholders received official notice of exercise of the Underwriters’ option to purchase additional shares of Common Stock on August 14, 2014. The additional purchase of 1,790,824 shares of Common Stock closed simultaneously with the Offering. The Offering closed on August 19, 2014, and the Company received proceeds from the Offering of approximately $196.3 million (net of underwriting discounts, commissions and estimated offering expenses payable by the Company). As described in the Prospectus, the Company intends to use the net proceeds of the Offering to fund a portion of its 2014 capital budget. The Company did not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Relationships

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters and their respective affiliates have in the past, and may in the future, perform investment banking, commercial banking, advisory and other services for the Company and its affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses. In addition, affiliates of certain of the Underwriters are lenders under our revolving credit facility.

Item 7.01	Regulation FD Disclosure.

On August 13, 2014 and August 19, 2014, the Company issued press releases announcing the pricing and closing, respectively, of the Offering. Copies of the press releases are furnished as Exhibits 99.1 and 99.2 hereto, respectively. The information furnished pursuant to this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of August 13, 2014, by and among Rice Energy Inc., NGP Rice Holdings LLC, Foundation PA Coal Company, LLC and Goldman, Sachs & Co., as representative of the several underwriters named therein.

99.1	Press Release dated August 13, 2014.

99.2	Press Release dated August 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Dated: August 19, 2014

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of August 13, 2014, by and among Rice Energy Inc., NGP Rice Holdings LLC, Foundation PA Coal Company, LLC and Goldman, Sachs & Co., as representative of the several underwriters named therein.

99.1	Press Release dated August 13, 2014.

99.2	Press Release dated August 19, 2014.